

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      Allied Healthcare International Inc.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

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
                             New York                                                     13-3098275
--------------------------------------------------------------------              ---------------------------
             (State of Incorporation or Organization)                                  (I.R.S. Employer
                                                                                     Identification no.)

              555 Madison Avenue, New York, New York                                        10022
--------------------------------------------------------------------              ---------------------------
             (Address of Principal Executive Offices)                                      Zip Code


           If this form relates to the                   If this form relates to the
           registration of a class of securities         registration of a class of securities
           pursuant to Section 12(b) of the              pursuant to Section 12(g) of the
           Exchange Act and is effective                 Exchange Act and is effective
           pursuant to General Instruction               pursuant to General Instruction
           A.(c), please check the following             A.(d), please check the following
           box. [ ]                                      box. [X]


Securities Act registration statement file number to which this form relates:       Not Applicable
                                                                                 ----------------------------
                                                                                       (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                Title of Each Class                               Name of Each Exchange on Which
                to be so Registered                               Each Class is to be Registered
                -------------------                               ------------------------------
                        None                                              Not Applicable
------------------------------------------------------   -------------------------------------------------


-----------------------------------------------------    -------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


Common Stock, par value $.01 per share
----------------------------------------------------------------------------------------------------------
                                            (Title of Class)


----------------------------------------------------------------------------------------------------------
                                            (Title of Class)

                                Explanatory Note
                                ----------------

         This Amendment No. 1 amends and restates the Form 8-A of Allied Healthcare International Inc. (the "Company") filed by the Company with the Securities and Exchange Commission on February 23, 2004. This Amendment No. 1 reflects the fact that, following the conversion on July 7, 2004 of all outstanding shares of Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock") into shares of Common Stock, par value $.01 per share, of the Company (the "Company") and the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company with the Department of State of the State of New York, all matters set forth in the Certificate of Incorporation of the Company with respect to the Series A Preferred Stock have been eliminated.

Item 1.           Description of Registrant's Securities to be Registered.
                  -------------------------------------------------------

         The authorized capital stock of the Company consists of 62 million shares of Common Stock and 10 million shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

         Holders of Common Stock have the right to cast one vote, in person or by proxy, for each share owned of record on all matters submitted to a vote, including the election of directors.

         Holders of the Common Stock are entitled to share proportionately in any dividends that may be declared by the board of directors out of funds legally available for dividends. They are also entitled to share proportionately in all of the Company's assets available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights.

PREFERRED STOCK

         The Company's board of directors has the power, without further vote of the Company's shareholders, to authorize the issuance of up to a total of 10 million shares of the Company's Preferred Stock and to fix the terms, limitations, rights, powers and preferences of any of these shares of Preferred Stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences of any of these shares.

         On July 20, 2004, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the "Certificate of Amendment") with the Department of State of the State of New York. The Certificate of Amendment eliminated all matters set forth in the Certificate of Incorporation of the Company with respect to the Series A Preferred Stock of the Company. There are currently no shares of Preferred Stock of the Company, the


                                       2

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terms, limitations, rights, powers and preferences of which have been fixed by the Company's board of directors.

TRANSFER AGENT

         American Stock Transfer & Trust Company, based in New York, New York, serves as transfer agent for the shares of Common Stock.

Item 2.           Exhibits.
                  --------

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
1 Restated Certificate of Incorporation of the Company filed on December 12, 1990 with the Department of State of the State of New York, as amended on August 7, 1992 (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

2 Certificate of Amendment of the Certificate of Incorporation of the Company filed on June 29, 1995 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

3. Certificate of Amendment of the Certificate of Incorporation of the Company filed on October 9, 1996 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

4. Certificate of Amendment of the Certificate of Incorporation of the Company filed on May 6, 1997 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

5. Certificate of Amendment of the Certificate of Incorporation of the Company filed on April 16, 1998 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).

6. Certificate of Amendment of the Certificate of Incorporation of the Company filed on June 7, 2002 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2002).

7. Certificate of Amendment of the Certificate of Incorporation of the Company that defines the rights of the Series A Convertible Preferred Stock, filed on June 26, 2002 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filled with the Securities and Exchange Commission on August 9, 2002).



8 Certificate of Amendment of the Certificate of Incorporation of the Company that amends the provisions of the Certificate of Incorporation defining the rights of the Series A Convertible
               Preferred Stock, filed on February 12, 2003 with the Department of State of the State of New York (incorporated herein by reference to Exhibit 3.8 of the Company's Quarterly Report on Form 10-Q for the quarter ended march 31, 2003).

9. Certificate of Amendment to the Certificate of Incorporation of the Company that eliminates all references to the Series A
               Convertible Preferred Stock of the Company, filed on July 20,
               2004 with the Department of State of the State of New York (filed herewith).

10. Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.4 to the Company's Annual Report on Form 10K for the year ended October 31, 1996).

11. Amendment to the Bylaws of the Company, effective June 7, 2002 certified by the Secretary of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Current Report on Form
               8-K filed with the Securities and Exchange Commission on June 10,
               2002).

12. Specimen Certificate of Common Stock of the Company (incorporated herein by reference to Exhibit 4.1 of the Company's Current
               Report on Form 8-K filed with the Securities and Exchange
               Commission on June 10, 2002).




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



                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 ALLIED HEALTHCARE INTERNATIONAL INC.


                                 By:  /s/ Marvet Abbassi
                                    ---------------------------------
                                    Name:  Marvet Abbassi
                                    Title: Financial Controller



Dated:  July 21, 2004


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